WESCORP ENERGY INC.
(formerly CTI Diversified Holdings, Inc.)

PROFORMA FINANCIAL STATEMENTS

The following proforma financial statements reflect the combination of Wescorp Energy Inc. (“Wescorp”) with Flowray Inc. (“Flowray”) and Flowstar Technologies Inc. (“Flowstar”) for the periods presented. The Flowstar and Flowray proforma statements of operations are presented for the twelve months ended September 30, 2003 and the three months ended March 31, 2004 (unaudited). The Wescorp proforma statements of operations are presented for the twelve months ended December 31, 2003 and the three months ended March 31, 2004 (unaudited). The proforma balance sheet is presented at September 30, 2003 for Flowstar and Flowray and at December 31, 2003 for Wescorp. The proformas reflect the result of the satisfaction of the purchase agreement between Wescorp, and the shareholders of Flowray and Flowstar.

The proforma financial statements have been prepared utilizing the historical financial statements of Wescorp, Flowray and Flowstar. These proforma financial statements should be read in conjunction with the historical financial statements and notes thereto of Wescorp, Flowray and Flowstar.

The proforma financial statement of operations assumes that the combination occurred at the beginning of the periods presented in the statements. All inter-company accounts and transactions have been eliminated. Wescorp’s year end is December 31, whereas Flowray and Flowstar had a year end of September 30.

WESCORP ENERGY INC.
(formerly CTI Diversified Holdings, Inc.)

PROFORMA FINANCIAL STATEMENTS

The proforma financial statements do not purport to be indicative of the financial positions and results of operations, which actually would have been obtained if the combination had occurred on the dates indicated, or the results, which may be obtained in the future.

WESCORP ENERGY INC. (formerly CTI Diversified Holdings, Inc.) (A Development Stage Enterprise) Balance Sheets (U.S. Dollars)
PROFORMA

	Wescorp Energy	Flowray	Flowstar
	Inc.	Inc.	Technologies Inc.			Proforma
	December 31,	September 30,	September 30,			Combined
	2003	2003	2003	Eliminations		Total
Assets

Current
Cash and equivalents	$2,064	$12,925	$17	$-		$15,006
Cash trust accounts	111,822	-	-			111,822
Accounts receivable	-	14,574	111,003	(13,686)	a	111,891
Goods and services tax recoverable	-	36,224	42,313	-		78,537
Prepaid expenses	-	-	5,313	-		5,313
Inventory	-	-	198,741	-		198,741
Due from stockholders	-	346,500	-	-		346,500
Total Current Assets	113,886	410,223	357,387	(13,686)		867,810

Property, Plant and Equipment	-	-	123,369	-		123,369

Other Assets
Investments	400,463	-	-	-		400,463
Note receivable	1,708,991	-	-	(1,708,991)	b	-
Trademark	-	-	1,001			1,001
Intellectual property	-	591,487	-	-		591,487
Goodwill	-	-	-	140,316	c	140,316
Deferred tax asset	-	-	67,760	-		67,760
Total Other Assets	2,109,454	591,487	68,761	(1,568,675)		1,201,027

Total Assets	$2,223,340	$1,001,710	$549,517	$(1,582,361)		$2,192,206

Liabilities

Current
Bank overdraft payable	$-	$-	$1,699	$-		$1,699
Accounts payable and accrued liabilities	183,410	2,136	174,161	(13,686)	a	346,021
Due to shareholders	75,775	-	95,234	-		171,009
Current portion of long-term debt	-	-	6,125	-		6,125
Total Current Liabilities	259,185	2,136	277,219	(13,686)		524,854

Long-Term Liabilities
Notes payable, net of current	-	796,950	581,350	(1,378,300)	b	-
Notes payable, related party, net of unamortized discount	1,677,227	-	-	(330,691)	b	1,346,536
Finance contract, net of current	-	-	23,493	-		23,493
Deferred tax liability	-	10,395	-	-		10,395
Total Long-term Liabilities	1,677,227	807,345	604,843	(1,708,991)		1,380,424

Commitments and Contingencies	-	-	-	-		-

Total Liabilities	1,936,412	809,481	882,062	(1,722,677)		1,905,278

Stockholders' Equity (Deficiency)
Preferred stock	-	-	-	-		-
Common stock	2,592	154	154	(308)	c	2,592
Additional paid-in capital	7,083,347	-	-	-		7,083,347
Retained earnings (deficit) during development stage	(6,799,025)	184,578	(319,737)	135,159	c	(6,799,025)
Accumulated other comprehensive income (loss)	14	7,497	(12,962)	5,465		14
Total Stockholders' Equity (Deficiency)	286,928	192,229	(332,545)	140,316		286,928

Total Liabilities and Stockholders' Equity	$2,223,340	$1,001,710	$549,517	$(1,582,361)		$2,192,206

See accompanying notes to proforma financial statements.

WESCORP ENERGY INC. (formerly CTI Diversified Holdings, Inc.) (A Development Stage Enterprise) Statements of Operations (U.S. Dollars)
PROFORMA

	Wescorp Energy	Flowray	Flowstar
	Inc.	Inc.	Technologies Inc.
	Year ended	Year ended	Year ended			Proforma
	December 31,	September 30,	September 30,			Combined
	2003	2003	2003	Eliminations		Total

Revenue	$-	$8,324	$146,893	$(13,226)	d	$141,991
Cost of Revenue	-	-	147,037	(7,339)	d	139,698

Gross Profit	-	8,324	(144)	(5,887)		2,293

Operating Expenses
Advertising and promotions	92,891	-	93,093	-		185,984
Administrative wages and benefits	32,395	-	118,575	-		150,970
Depreciation and amortization	-	-	15,760	-		15,760
Office expenses	100,637	-	22,403	-		123,040
Professional fees	194,857	-	33,621	-		228,478
Rent	-	888	11,863	(2,368)	d	10,383
Telephone	-	-	5,152	-		5,152
Travel and entertainment	14,003	-	27,767	-		41,770
General and administrative	-	946	11,712	-		12,658
Consulting	321,635	-	-	-		321,635
Amortization of loan discount	28,927	-	-	-		28,927
Total Operating Expenses	785,345	1,834	339,946	(2,368)		1,124,757

Operating Income (Loss)	(785,345)	6,490	(340,090)	(3,519)		(1,122,464)

Other Income (Expenses)
Interest and other income	4,183	3,945	-	-		8,128
Interest expense	(106,038)	-	-	-		(106,038)
Interest, shareholders and related parties	(269,505)	-	-	-		(269,505)
Research and development tax credit	-	184,487	-	-		184,487
Loss on disposition of assets	(10,103)	-	(5,894)	-		(15,997)
Total Other Income (Expenses)	(381,463)	188,432	(5,894)	-		(198,925)

Income (Loss) From Continuing Operations	(1,166,808)	194,922	(345,984)	(3,519)		(1,321,389)

Gain from Discontinued Operations, Net	598,537	-	-	-		598,537

Net Income (Loss) Before Taxes	(568,271)	194,922	(345,984)	(3,519)		(722,852)

Income Tax Benefit (Provision)	308,337	(9,990)	65,120	-		363,467

Net Income (Loss)	(259,934)	184,932	(280,864)	(3,519)		(359,385)

Other Comprehensive Income (Loss)	(22,344)	7,497	(11,386)	-		(26,233)

Comprehensive Income (Loss)	$(282,278)	$192,429	$(292,250)	$(3,519)		$(385,618)

Net Income (Loss) Per Share	$(0.01)	$1,232.88	$(1,872.43)			$(0.02)

Weighted Average Number of Shares Outstanding	22,946,766	150	150			22,946,766

See accompanying notes to proforma financial statements.

WESCORP ENERGY INC. (formerly CTI Diversified Holdings, Inc.) (A Development Stage Enterprise) Statements of Operations (U.S. Dollars)
PROFORMA

	Wescorp Energy	Flowray	Flowstar
	Inc.	Inc.	Technologies Inc.
	Three Months	Three months	Three Months
	ended	ended	ended			Proforma
	March 31,	March 31,	March 31,			Combined
	2004	2004	2004	Eliminations		Total
	(unaudited)	(unaudited)	(unaudited)	(unaudited)		(Unaudited)

Revenue	$-	$-	$469,589	$(75,626)	d	$393,963
Cost of Revenue	-	-	356,899	(95,953)	d	260,946

Gross Profit	-	-	112,690	20,327		133,017

Operating Expenses
Advertising and promotions	54,413	-	110,777	-		165,190
Administrative wages and benefits	41,303	-	92,242	-		133,545
Depreciation and amortization	-	-	5,728	-		5,728
Professional fees	48,397	776	6,844	-		56,017
Rent	-	-	7,940	-		7,940
Travel and entertainment	2,258	-	10,014	-		12,272
General and administrative	-	17,660	47,391	(27,494)	d	37,557
Consulting	198,684	-	-	-		198,684
Total Operating Expenses	345,055	18,436	280,936	(27,494)		616,933

Operating Loss	(345,055)	(18,436)	(168,246)	47,821		(483,916)

Other Income (Expenses)
Interest and other income	-	84	-	-		84
Interest, shareholders and related parties	(63,741)	-	-	-		(63,741)
Total Other Income (Expenses)	(63,741)	84	-	-		(63,657)

Net Loss Before Taxes	(408,796)	(18,352)	(168,246)	47,821		(547,573)

Income Tax	-	-	-	-		-

Net Loss	(408,796)	(18,352)	(168,246)	47,821		(547,573)

Other Comprehensive Income	7,691	-	-	-		7,691

Comprehensive Loss	$(401,105)	$(18,352)	$(168,246)	$47,821		$(539,882)

Net Loss Per Share	$(0.02)	$(91.76)	$(841.23)			$(0.02)

Weighted Average Number of Shares
Outstanding	26,318,167	200	200			26,318,167

See accompanying notes to proforma financial statements.

WESCORP ENERGY INC.
(formerly CTI Diversified Holdings, Inc.)

NOTES TO PROFORMA FINANCIAL STATEMENTS

On March 31, 2004, Wescorp Energy Inc. (“Wescorp”), through its Alberta subsidiary, 1049265 Alberta Ltd., completed the acquisition of 100% of the outstanding shares of Flowstar Technologies Inc. (“Flowstar”) and Flowray Inc. (“Flowray”) in consideration of cash to the selling shareholders totaling approximately $405,000 pursuant to the share purchase and subscription agreement dated June 9, 2003 as amended January 14, 2004.

The proforma financial statements contain adjustments to characterize the transactions of Flowray and Flowstar as those of Wescorp for the periods presented. The Flowstar and Flowray proforma statements of operations are presented for the twelve months ended September 30, 2003 and the three months ended March 31, 2004 (unaudited). The Wescorp proforma statements of operations are presented for the twelve months ended December 31, 2003 and the three months ended March 31, 2004 (unaudited). The proforma balance sheet is presented at September 30, 2003 for Flowstar and Flowray and at December 31, 2003 for Wescorp.

The adjustments to the proforma balance sheets are as follows: (a) to eliminate intercompany receivables, (b) to eliminate intercompany payables and loans and (c) to eliminate the equity of Flowstar and Flowray and to record goodwill. The adjustments to the proforma statements of operations are as follows: (d) to eliminate the intercompany revenue and expenses.